Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of
Destra Investment Trust II:

We consent to the use of our report incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statements of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
February 1, 2012